Exhibit 99.1

KYNDRYL REPORTS SECOND QUARTER FISCAL 2027 RESULTS

●	Revenues for the quarter ended September 30, 2026 total $3.7 billion, pretax income is $112 million, and net income is $59 million

●	Adjusted EBITDA is $699 million, adjusted pretax income is $150 million, and adjusted net income is $92 million

●	Company reaffirms fiscal 2027 outlook

NEW YORK, November 4, 2026 – Kyndryl (NYSE: KD), a leading provider of mission-critical enterprise technology services, today released financial results for the quarter ended September 30, 2026, the second quarter of its 2027 fiscal year.

“Strong signings and continued growth in Kyndryl Consult and hyperscaler-related revenue reinforce our confidence in our fiscal 2027 outlook,” said Chairman and Chief Executive Officer Martin Schroeter. “Our performance reflects demand for Kyndryl’s AI-led modernization capabilities and deep mission-critical expertise that help customers evolve their complex technology environments, strengthen cybersecurity and achieve measurable business outcomes."

Results for the Fiscal Second Quarter Ended September 30, 2026

For the second quarter, Kyndryl reported revenues of $3.7 billion, down 1.9% year-over-year on a reported basis and down 0.8% year-over-year in constant currency. The Company reported pretax income of $112 million, compared to pretax income of $98 million in the prior-year period. Net income was $59 million, or $0.27 per diluted share, in the quarter, compared to net income of $68 million, or $0.29 per diluted share, in the prior-year period. The second quarter 2027 results include workforce rebalancing charges of $38 million compared to $19 million in the prior-year period. Cash provided by operations was $172 million, compared to $147 million in the prior-year period.

Adjusted pretax income was $150 million, compared to adjusted pretax income of $123 million in the prior-year period. Adjusted net income was $92 million, or $0.42 per diluted share, compared to adjusted net income of $89 million, or $0.38 per diluted share, in the prior-year period. Adjusted EBITDA was $699 million compared to $641 million in the prior-year period. The second quarter 2027 results include workforce rebalancing charges as described above. Free cash flow was a use of $34 million in the quarter, compared to a source of cash of $22 million in the prior year. See “Definitions and Non-GAAP Reconciliations.”

“Our results reflect continued progress against our strategic and financial priorities,” said Chief Financial Officer Ellen Johnson. “We remain focused on disciplined execution to strengthen our fundamentals, support margin expansion and drive free cash flow growth.”

Highlights

●	Signings – In the trailing twelve months signings were $15.5 billion, including $4.1 billion in the second quarter. Kyndryl signed 43 customer contracts exceeding $50 million each in the last twelve months, of which 11 were in the second quarter.
●	Kyndryl Consult revenue – In the second quarter, Kyndryl Consult revenues grew 4.2% year-over-year. Over the last twelve months, Kyndryl Consult revenues were $3.6 billion, a 8.1% increase year-over-year. Kyndryl Consult signings were $4.6 billion over the last twelve months, a 19.1% increase year-over-year.
●	Hyperscaler-related revenue – In the second quarter, hyperscaler-related revenues of more than $550 million grew 27.2% year-over-year. Over the last twelve months, hyperscaler-related revenues were $2.1 billion, a 38.5% increase year-over-year.
●	AI-led modernization – Kyndryl’s 2026 State of Modernization Report found that AI is driving new modernization demands even as 51% of organizations cite legacy integration as their top obstacle to progress. To support our customers, Kyndryl expanded its AI-led modernization capabilities through new Agentic Modernization services-as-software and the continued expansion of its global AI Innovation Lab network in Dallas, Texas and Luxembourg.
●	Actions to streamline operations – In the second quarter, Kyndryl incurred $38 million of charges related to workforce-rebalancing actions. The Company continues to expect approximately $200 million of charges in fiscal 2027, of which $190 million were incurred in the first half, with savings expected to begin in the second half of fiscal 2027 that will largely offset the charges. These workforce rebalancing efforts, once completed, are expected to result in annualized run-rate operating expense savings of approximately $400 to $500 million in the Company’s fiscal year 2028.
●	Company closes Healthcare IT Leaders, LLC acquisition – In mid-September, Kyndryl announced the completion of its acquisition of Healthcare IT Leaders, an enterprise IT services provider serving hospitals and health systems across the U.S. The acquisition strengthens Kyndryl’s capabilities in healthcare application implementation and managed services and expands Kyndryl’s ability to help healthcare customers modernize mission-critical systems and accelerate digital transformation.
●	Debt refinancing reinforces financial flexibility and strong liquidity – On September 28, 2026, Kyndryl completed an offering of $600 million of 7.80% Senior Notes due 2029 and $400 million of 7.875% Senior Notes due 2032. The Company used the net proceeds of this offering to repay at maturity the $700 million of 2.05% Senior Notes in October 2026. Kyndryl used the remaining net proceeds, together with cash on hand, to repay the $1 billion outstanding balance under the Company’s revolving credit agreement at the end of September.

Reaffirms Fiscal Year 2027 Outlook

Kyndryl reaffirms its outlook for its fiscal 2027, which runs from April 2026 to March 2027:

●	Adjusted pretax income of $600 to $700 million

o	Consistent with our definition of adjusted pretax income since fiscal 2025, this includes workforce rebalancing charges
●	Free cash flow of $400 to $500 million
●	Constant-currency revenue flat to down 2%

See “Definitions and Non-GAAP Reconciliations.”

Earnings Webcast

Kyndryl’s earnings call for the second fiscal quarter is scheduled to begin at 8:30 a.m. ET on November 4, 2026. The live webcast can be accessed by visiting investors.kyndryl.com on Kyndryl’s investor relations website. A slide presentation will be made available on Kyndryl’s investor relations website before the call on November 4, 2026. Following the event, a replay will be available via webcast for twelve months at investors.kyndryl.com.

About Kyndryl

Kyndryl (NYSE: KD) is a leading provider of mission-critical enterprise technology services, offering advisory, implementation and managed service capabilities to thousands of customers in more than 60 countries. As the world’s largest IT infrastructure services provider, the Company designs, builds, manages and modernizes the complex information systems that the world depends on every day. For more information, visit www.kyndryl.com.

Forward-Looking and Cautionary Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included in this press release, including statements concerning the Company’s plans, objectives, goals, beliefs, business strategies, future events, business condition, results of operations, financial position, business outlook and business trends and other non-historical statements, including without limitation the outlook and financial objectives in this press release (which does not assume any future acquisitions or divestitures), are forward-looking statements. Such forward-looking statements often contain words such as “aim,” “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “objectives,” “opportunity,” “plan,” “position,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would” and other similar words or expressions or the negative thereof or other variations thereon. Forward-looking statements are based on the Company’s current assumptions and beliefs regarding future business and financial performance.

The Company’s actual business, financial condition or results of operations may differ materially from those suggested by forward-looking statements as a result of risks and uncertainties which include, among others: failure to attract new customers, retain existing customers or sell services to customers; failure to meet growth and productivity objectives and maintain our capital allocation strategy; competition; impacts of relationships with critical suppliers and partners; failure to address and adapt to technological developments and trends; inability to attract and retain key personnel and other skilled employees; impact of economic, geopolitical, public health and other conditions; damage to the Company’s reputation and impact on the Company and our stock price resulting from negative publicity; inability to accurately estimate the cost of services and the timeline for completion of contracts; service delivery issues; the Company’s ability to successfully manage acquisitions and dispositions, including integration challenges, failure to achieve objectives, the assumption of liabilities and higher debt levels; the Company’s ability to refinance maturing debt on favorable terms in a timely manner, or at all, and risks related to the Company’s access to capital and credit markets; failure of the Company’s intellectual property rights to prevent competitive offerings and the failure of the Company to obtain, retain and extend necessary licenses; the impairment of our goodwill or long-lived assets; risks relating to cybersecurity, data governance and privacy; risks relating to non-compliance with legal and regulatory requirements and changes in laws, regulations and policies in the U.S. and countries where the Company and its customers do business, including with respect to tariffs, taxes and other controls on imports or exports; adverse effects from tax matters; risks related to legal and regulatory claims, suits, investigations, proceedings and other matters, and consequences relating thereto; the Company’s ability to remediate, and the timing and costs related to the remediation of, material weaknesses in internal control over financial reporting, as well as the Company’s ability to maintain effective controls in the future; the impact of changes in market liquidity conditions and customer credit risk on receivables; the Company’s pension plans; the impact of currency fluctuations; and risks related to the Company’s common stock and the securities market.

Additional risks and uncertainties include, among others, those risks and uncertainties described in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2026, as such factors may be updated from time to time in the Company’s subsequent filings with the Securities and Exchange Commission. Any forward-looking statement in this press release speaks only as of the date on which it is made. Except as required by law, the Company assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In this release, certain amounts may not add due to the use of rounded numbers; percentages presented are calculated based on the underlying amounts. Forecasted amounts are based on currency exchange rates as of October 2026.

Non-GAAP Financial Measures

In an effort to provide investors with additional information regarding its results, the Company has provided certain metrics that are not calculated based on generally accepted accounting principles (GAAP), such as constant-currency results, adjusted EBITDA, adjusted pretax income, adjusted net income, adjusted EPS, adjusted EBITDA margin, adjusted pretax income margin, net debt and free cash flow. Such non-GAAP metrics are intended to supplement GAAP metrics, but not to replace them. The Company’s non-GAAP metrics may not be comparable to similarly titled metrics used by other companies. Definitions and additional information about our calculation of non-GAAP metrics and reconciliations of non-GAAP metrics for historical periods to GAAP metrics are included in the tables in this release.

A reconciliation of forward-looking non-GAAP financial information is not included in this release because the Company is unable to predict with reasonable certainty some individual components of such reconciliation without unreasonable effort. These items are uncertain, depend on various factors and could have a material impact on future results computed in accordance with GAAP.

Investor Contact:
investors@kyndryl.com

Media Contact:
press@kyndryl.com

Table 1

CONSOLIDATED INCOME STATEMENT

(in millions, except per share amounts)

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
Revenues	$3,651	$3,721	$7,269	$7,464

Cost of services	$2,794	$2,920	$5,636	$5,867
Selling, general and administrative expenses	669	659	1,337	1,305
Workforce rebalancing charges	38	19	190	44
Transaction-related costs (benefits)	3	—	(36)	—
Impairment expense	—	—	38	—
Interest expense	37	20	71	39
Other expense (income)	(1)	5	(11)	18
Total costs and expenses	$3,539	$3,622	$7,226	$7,274

Income before income taxes	$112	$98	$43	$190
Provision for income taxes	53	30	39	66
Net income	$59	$68	$4	$124

Earnings per share data
Basic earnings per share	$0.27	$0.29	$0.02	$0.54
Diluted earnings per share	0.27	0.29	0.02	0.52

Weighted-average basic shares outstanding	218.0	230.6	219.3	230.4
Weighted-average diluted shares outstanding	219.1	235.9	221.3	237.5

Table 2

SEGMENT RESULTS

AND SELECTED BALANCE SHEET INFORMATION

(dollars in millions)

	Three Months Ended September 30,			Year-over-Year Growth
				As	Constant
Segment Results	2026		2025	Reported	Currency
Revenue
United States	$980	[1]	$899	9.0%	9.0%
Japan	555		581	(4.6%)	2.9%
Principal Markets[2]	1,177		1,254	(6.1%)	(4.8%)
Strategic Markets[2]	939		987	(4.8%)	(6.7%)
Total revenue	$3,651		$3,721	(1.9%)	(0.8%)
Adjusted EBITDA
United States	$273	[1]	$195
Japan	108		123
Principal Markets[2]	201		200
Strategic Markets[2]	142		152
Corporate and other	(26)		(28)
Total adjusted EBITDA	$699	[1]	$641

	Six Months Ended September 30,		Year-over-Year Growth
			As	Constant
Segment Results	2026	2025	Reported	Currency
Revenue
United States	$1,933	$1,810	6.8%	6.8%
Japan	1,089	1,160	(6.1%)	2.4%
Principal Markets[2]	2,380	2,549	(6.6%)	(6.8%)
Strategic Markets[2]	1,867	1,945	(4.0%)	(6.8%)
Total revenue	$7,269	$7,464	(2.6%)	(2.1%)
Adjusted EBITDA
United States	$493	$391
Japan	218	238
Principal Markets[2]	346	391
Strategic Markets[2]	210	322
Corporate and other	(56)	(53)
Total adjusted EBITDA	$1,211	$1,288

	September 30,	March 31,
Balance Sheet Data	2026	2026
Cash and equivalents	$1,659	$2,623
Debt (short-term and long-term)	4,059	4,089

[1]

United States includes a 3 point favorable impact on revenue growth and a 15 point favorable impact on adjusted EBITDA growth from the resolution of a commercial matter. The favorable impact to adjusted EBITDA growth was mitigated at the total company level.

[2]

Principal Markets represents the aggregation of Kyndryl’s operations in Canada, the United Kingdom/Ireland and certain European markets comprised of France, Germany, Italy, and Spain/Portugal. Strategic Markets represents the aggregation of Kyndryl’s operations in all other countries in which we operate, which includes countries in regions such as Latin America, Europe, Middle East & Africa, as well as Asia Pacific (including India and excluding Japan). Kyndryl’s operations in India transitioned from Principal Markets to Strategic Markets in the quarter ended September 30, 2026; historical segment information has been updated to reflect this change.

Table 3

CONSOLIDATED STATEMENT OF CASH FLOWS

(dollars in millions)

	Six Months Ended September 30,
	2026	2025
Cash flows from operating activities:
Net income	$4	$124
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization
Depreciation of property, equipment and capitalized software	372	384
Depreciation of right-of-use assets	139	147
Amortization of transition costs and prepaid software	655	613
Amortization of capitalized contract costs	196	231
Amortization of acquisition-related intangible assets	13	14
Stock-based compensation	43	50
Deferred taxes	(55)	(17)
Net (gain) loss on asset sales and other	22	—
Change in operating assets and liabilities:
Right-of-use assets and liabilities (excluding depreciation)	(155)	(173)
Workforce rebalancing liabilities	94	(1)
Current accounts receivable	91	71
Lease and other receivables	(40)	(64)
Accounts payable	(396)	(328)
Taxes	(54)	23
Deferred transition costs and prepaid software (excluding amortization)[1]	(564)	(1,469)
Capitalized contract costs (excluding amortization)	(250)	(228)
Other assets and other liabilities[1]	(250)	645
Net cash provided by (used in) operating activities	$(137)	$22

Cash flows from investing activities:
Capital expenditures	$(363)	$(272)
Proceeds from disposition of property and equipment	66	51
Acquisitions and divestitures, net of cash acquired	(275)	1
Other investing activities, net	4	26
Net cash used in investing activities	$(568)	$(196)

Cash flows from financing activities:
Debt repayments	$(88)	$(70)
Repayment of the revolving credit facility	(1,000)	—
Proceeds from issuance of debt, net of debt issuance costs	986	—
Common stock repurchases	(97)	(151)
Common stock repurchases for tax withholdings	(20)	(89)
Other financing activities, net	(23)	(1)
Net cash used in financing activities	$(242)	$(310)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	$(6)	$30
Net change in cash, cash equivalents and restricted cash	$(953)	$(453)

Cash, cash equivalents and restricted cash at beginning of period	$2,626	$1,789
Cash, cash equivalents and restricted cash at end of period	$1,672	$1,336

Supplemental data
Income taxes paid, net of refunds received	$109	$92
Interest paid on debt	$89	$58

1 Includes $938 million non-cash offsetting increases in deferred costs and other liabilities related to an extended and amended multi-year software license in the six months ended September 30, 2025.

Net cash provided by (used in) operating activities was $172 million in the three months ended September 30, 2026 and ($310) million in the three months ended June 30, 2026.

Table 4

DEFINITIONS AND NON-GAAP RECONCILIATIONS

(dollars in millions, except signings)

Non-GAAP Metrics

We report our financial results in accordance with GAAP. We also present certain non-GAAP financial measures to provide useful supplemental information to investors. We provide these non-GAAP financial measures as we believe it enhances investors’ visibility to management decisions and their impacts on operational performance; enables better comparison to peer companies; and allows us to provide a long-term strategic view of the business going forward. Moreover, we use certain of these non-GAAP financial metrics in measuring performance under our executive compensation plans.

Constant-currency information compares results between periods as if exchange rates had remained constant period over period. We define constant-currency revenues as total revenues excluding the impact of foreign exchange rate movements and use it to determine the constant-currency revenue growth on a year-over-year basis. Constant-currency revenues are calculated by translating current period revenues using corresponding prior-period exchange rates.

Adjusted pretax income is defined as pretax income excluding transaction-related costs and benefits, charges related to ceasing to use leased / fixed assets, charges related to lease terminations, pension costs other than pension servicing costs and multi-employer plan costs, stock-based compensation expense, amortization of acquisition-related intangible assets, impairment expense, the impact of significant legal and related regulatory matters, and currency impacts of highly inflationary countries. Adjusted pretax income margin is calculated by dividing adjusted pretax income by revenue.

Adjusted EBITDA is defined as net income excluding net interest expense, income taxes, depreciation of property, equipment and capitalized software and amortization of transition costs and prepaid software, charges related to ceasing to use leased / fixed assets, charges related to lease terminations, transaction-related costs and benefits, pension costs other than pension servicing costs and multi-employer plan costs, stock-based compensation expense, impairment expense, the impact of significant legal and related regulatory matters, and currency impacts of highly inflationary countries. Adjusted EBITDA margin is calculated by dividing adjusted EBITDA by revenue.

Adjusted net income is defined as adjusted pretax income less the reported provision for income taxes, minus or plus the tax effect of the non-GAAP adjustments made to calculate adjusted pretax income, and excluding exceptional items impacting the reported provision for income taxes.

Adjusted earnings per share (EPS) is defined as adjusted net income divided by diluted weighted average shares outstanding to reflect shares that are dilutive or anti-dilutive based on the amount of adjusted net income. The weighted average common shares outstanding used to calculate adjusted earnings per share will differ from such shares used to calculate diluted earnings per share (GAAP) when the inclusion of dilutive shares has an anti-dilutive effect for one calculation but not for the other.

Free cash flow is defined as cash flows from operating activities (GAAP), less net capital expenditures (consisting of capital expenditures less proceeds from disposition of property and equipment). Management uses free cash flow as a measure to evaluate our operating results, plan strategic investments and assess our ability and need to incur and service debt. We believe this metric is a useful supplemental financial measure to aid investors in assessing our ability to pursue business opportunities and investments and to service our debt. Free cash flow is a financial measure that is not recognized under U.S. GAAP and should not be considered as an alternative to cash flows from operations or liquidity derived in accordance with U.S. GAAP. For more information about the Company’s ongoing cash and commercial management strategy, see our latest Form 10-K or Form 10-Q filing with the Securities and Exchange Commission, including in Part I, Item 2. “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources” of our second quarter 2027 Form 10-Q expected to be filed later today.

Other Metrics

Signings are defined by Kyndryl as an initial estimate of the value of a customer’s commitment under a contract. The calculation involves estimates and judgments to gauge the extent of a customer’s commitment. We calculate this based on various considerations including the type and duration of the agreement as well as the presence of termination charges or wind-down costs. Contract extensions and increases in scope are treated as signings only to the extent of the incremental new value. Signings can vary over time due to a variety of factors including, but not limited to, the timing of signing a small number of larger outsourcing contracts, as well as the length of those contracts. Signings should not be considered a comprehensive measure of future revenue, and the conversion of signings into revenue may vary based on the types of services and solutions, customer decisions and other factors, which may include, but are not limited to, macroeconomic environment or external events. Management uses signings to monitor the performance of the business, as a measure of customer engagement and our ability to drive growth.

Reconciliation of net income
to adjusted pretax income,
adjusted EBITDA, adjusted net	Three Months Ended		Six Months Ended
income and adjusted EPS	September 30,		September 30,
(in millions, except per share amounts)	2026	2025	2026	2025
Net income (GAAP)	$59	$68	$4	$124
Provision for income taxes	53	30	39	66
Pretax income (GAAP)	$112	$98	$43	$190
Transaction-related costs (benefits)[1]	3	—	(36)	—
Stock-based compensation expense	22	26	43	50
Amortization of acquisition-related intangible assets	6	7	13	14
Impairment expense[2]	—	—	38	—
Other adjustments[3]	7	(9)	12	(4)
Adjusted pretax income (non-GAAP)	$150	$123	$113	$251
Interest expense	37	20	71	39
Depreciation of property, equipment and capitalized software	189	193	372	384
Amortization of transition costs and prepaid software	323	306	655	613
Adjusted EBITDA (non-GAAP)	$699	$641	$1,211	$1,288
Net income margin	1.6%	1.8%	0.1%	1.7%
Adjusted EBITDA margin	19.1%	17.2%	16.7%	17.3%

Adjusted pretax income (non-GAAP)	$150	$123	$113	$251
Provision for income taxes (GAAP)	(53)	(30)	(39)	(66)
Tax effect of non-GAAP adjustments	(4)	(3)	(8)	(6)
Adjusted net income (non-GAAP)	$92	$89	$66	$179
Diluted weighted average shares outstanding for calculating adjusted EPS	219.1	235.9	221.3	237.5

Diluted earnings per share (GAAP)	$0.27	$0.29	$0.02	$0.52
Adjusted earnings per share (non-GAAP)	$0.42	$0.38	$0.30	$0.75

1 Kyndryl’s reported results for the six months ended September 30, 2026 include a transaction-related gain of $40 million from the sale of a digital solutions subsidiary in the Principal Markets segment.

2 Kyndryl’s reported results for the six months ended September 30, 2026 include an impairment expense for the sale of a facility in the United States.

3 Other adjustments represent pension costs other than pension servicing costs and multi-employer plan costs, the impact of significant legal and related regulatory matters, and currency impacts of highly inflationary countries.

	Three Months Ended		Six Months Ended
Reconciliation of cash flows from operations	September 30,		September 30,
to free cash flow (in millions)	2026	2025	2026	2025
Cash flows from operating activities (GAAP)	$172	$147	$(137)	$22
Less: Net capital expenditures[1]	(206)	(125)	(297)	(222)
Free cash flow (non-GAAP)[2]	$(34)	$22	$(434)	$(200)

[1]	Net capital expenditures consists of capital expenditures less proceeds from dispositions of property and equipment.
[2]

Free cash flow for the three months ended September 30, 2026 includes transaction-related payments of $4 million and the impact of significant legal and related regulatory matters of $5 million. Free cash flow for the six months ended September 30, 2026 includes transaction-related payments of $6 million and payments for significant legal and related regulatory matters of $17 million. See “Definitions and Non-GAAP Reconciliations” for more information about our calculation of free cash flow.

	Three Months Ended		Six Months Ended		Last Twelve Months Ended
	September 30,		September 30,		September 30,
Signings (in billions)	2026	2025	2026	2025	2026	2025
Signings[1]	$4.1	$2.8	$8.0	$6.0	$15.5	$15.6

[1]

Currency movements unfavorably impacted the year-over-year change by approximately 1.4 points in the three-month period and 0.8 points in the six-month period ended September 30, 2026. Currency movements favorably impacted the year‑over‑year change by approximately 1.7 points in the twelve‑month period ended September 30, 2026.